                        PRESS RELEASE
9 Meters Biopharma Provides Business Update and Reports
Financial Results for the Second Quarter 2021

- Initiated Phase 2 VIBRANT study of vurolenatide for short bowel syndrome (SBS) in Q2; total stool output (TSO) is primary endpoint following FDA guidance -
- Expect Phase 2 data from VIBRANT in Q4 2021 -
- Acquired humanized anti-GIP (glucose-dependent insulinotropic polypeptide) monoclonal antibody from Lobesity
- Current capital is sufficient to fund operations into 2023 -

Raleigh, NC, August 12, 2021 – 9 Meters Biopharma, Inc. (Nasdaq: NMTR, the “Company”) is a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases or unique GI biology, today provided an overview of its recent achievements and reported financial results for the second quarter ended June 30, 2021.

Key Business Highlights
•In July, announced acquisition of humanized anti-GIP monoclonal antibody from Lobesity for the treatment of Prader-Willi Syndrome
•In June, announced the initiation of Phase 2 VIBRANT trial of vurolenatide for SBS
•In May, received USAN approval to use the designated nonproprietary name vurolenatide for its long-acting GLP-1 agonist for SBS
•In May, announced publication in Journal of Clinical Investigation describing successful use of larazotide for treating multisystem inflammatory syndrome in children (MIS-C) resulting from COVID-19 infection
•In April, announced that the Duke Clinical Research Institute will support Phase 2 VIBRANT trial in SBS
•In April, announced a collaboration with Celiac Disease Foundation to support clinical trial enrollment in Phase 3 study, CeDLara, for larazotide in celiac disease
•In April, closed a follow on offering with net proceeds of approximately $31.5 million to the Company
•Cash as of June 30, 2021 of $64M is expected to provide sufficient cash runway into 2023 based on the current operating plan, inclusive of the recently announced Lobesity transaction

John Temperato, President & CEO of 9 Meters Biopharma, commented: “We continue to execute on our business plan and we anticipate to be able to release Phase 2 data with vurolenatide for SBS in Q4 of 2021. We are now well funded beyond the expected readouts of important data releases and anticipate continued momentum into 2022 and beyond.”

Anticipated Milestones for 2021 and 2022

Vurolenatide (proprietary long-acting GLP-1 agonist):
•Initiated Phase 2 study in Q2 2021 with TSO as primary endpoint
•Received USAN/INN name in Q2 2021
•Topline Phase 2 results anticipated in Q4 2021
•Initiation of Phase 3 study anticipated in Q4 2021

Larazotide (proprietary tight junction regulator):
•Interim analysis for Phase 3 anticipated in 2022
•Topline readout for Phase 3 anticipated in 2022

                        PRESS RELEASE
Other clinical assets - progressing IND-enabling work for each in 2021
•NM-003 (proprietary long acting GLP-2 agonist);
•NM-102 (proprietary tight-junction microbiome modulator); and
•NM-136 (anti-GIP hu-mAb)

Quarterly Financial Results

As of June 30, 2021, the Company’s cash and cash equivalents totaled approximately $64.0 million, compared to approximately $38.5 million on March 31, 2021. This includes approximately $31.5 million in net proceeds that were received by the Company from a public offering completed in April 2021.

The Company reported a net loss of approximately $8.3 million, or $0.03 per share, for the second quarter of 2021, compared to a net loss of approximately $44.6 million, or $0.57 per share for the second quarter of 2020. The 2020 results included approximately $38.7 million ($0.49 per share) of non-cash charges from our strategic merger and acquisition.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases or unique GI biology. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and several other early-stage assets.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks associated with acquiring and developing additional compounds; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; and risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended June 30, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

                        PRESS RELEASE

Corporate contacts
Edward J. Sitar, Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577